UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ENDURO ROYALTY TRUST
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐

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On August 14, 2017, Enduro Royalty Trust issued the following statement to its unitholders.

Leading Independent Proxy Advisory Firm ISS Recommends Enduro

Royalty Trust Unitholders Vote “FOR” all Proposals

Dear Unitholder:

On August 30, 2017, Enduro Royalty Trust (NYSE: NDRO) (the “Trust”) will hold a Special Meeting of unitholders to consider five proposals to approve the sale of certain oil and natural gas properties (the “Divestiture Properties”) that constitute a portion of the properties burdened by the Trust’s 80% net profits interest (the “Underlying Properties”), the release of the net profits interest with respect to the Divestiture Properties, and related proposals to effect the proposed transactions.

On August 9, 2017, Institutional Shareholder Services (“ISS”) recommended that Enduro unitholders vote “FOR” all proposals at the Special Meeting. ISS is one of the leading independent proxy advisory firms in the country and its recommendations are relied upon by many major institutional investment firms, mutual funds and fiduciaries throughout the world.

In its report, ISS commented that the proxy statement contained the following compelling rationales for unitholders to approve the proposals:

•                 The Divestiture Properties contributed only 1.2% to the distributions paid to unitholders in 2016, $0.003 of the total $0.26 per unit.

•                  The Divestiture Properties comprise a small amount of 2016 proved reserves at 2.5% of all Underlying Properties.

•                  Future development of the Divestiture Properties would require significant investment of capital in which unitholders would indirectly incur 80% of any associated costs.

•                  A thorough sale process was run and the total sales price is above the mid-point of valuation ranges provided by two independent parties.

The estimated special distribution to unitholders upon approval and consummation of the proposed transactions is anticipated to be $1.18 per unit.

The Transactions & Anticipated Distribution*

Total sales price of Divestiture Properties	$50.4 million (1)

Estimated 80% net proceeds to unitholders (less certain expenses & holdbacks)	$38.8 million (2)

Anticipated distribution per Trust unit (33 million Trust units outstanding)	$1.18/unit

(1)Subject to ordinary closing adjustments and retained holdback amount to cover possible indemnification obligations under the purchase and sale agreements.
(2Includes estimated expenses to be incurred relating to the transactions.

*Please be aware that the estimates in the table above are preliminary and subject to change based on numerous factors, most of which are beyond the control of the Trust and Enduro Resource Partners LLC . The amount of proceeds distributed from the sales could vary materially.

*** THE TRANSACTIONS WILL NOT BE IMPLEMENTED UNLESS PROPOSALS 1, 2 AND 3 ARE APPROVED BY AT LEAST 75% OF ALL OUTSTANDING UNITS. NOT VOTING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE PROPOSALS. ***

PLEASE VOTE TODAY—YOUR VOTE IS IMPORTANT!

Whether or not you attend the Special Meeting, we urge you to submit your vote promptly once you have reviewed the final proxy statement. If you have any questions or require any assistance with respect to voting your units, please contact Morrow Sodali, the Trust’s proxy solicitor, at the phone number or email listed below:

Call Toll Free: (800) 662-5200    Email: NDRO.info@morrowsodali.com

The proxy statement filed with the Securities and Exchange Commission provides you with detailed information about the proposals and related matters. You are encouraged to carefully read the entire proxy statement and other relevant documents filed or to be filed by the Trust with the Securities and Exchange Commission in their entirety.